Exhibit 10.1
EXECUTION COPY
AMENDED AND RESTATED SERVICES AGREEMENT
This Amended and Restated Services Agreement (the “Agreement”) is entered into effective as of November 11, 2016 (the “Effective Date”), by and among Roivant Sciences, Inc., a corporation organized under the laws of the State of Delaware (“Service Provider”), Myovant Sciences GmbH, a company with limited liability organized under the laws of the country of Switzerland (“MSG”), Myovant Sciences, Inc. (f/k/a Roivant Endocrinology, Inc.), a corporation organized under the laws of the State of Delaware (“MSI”), and Myovant Sciences Ltd. (f/k/a Roivant Endocrinology Ltd.), an exempted limited company organized under the laws of the country of Bermuda (“MSL”, and together with MSI and MSG, the “Service Recipients” and each a “Service Recipient”).
RECITALS
WHEREAS, Service Provider, MSI and MSL entered into that certain Services Agreement, dated as of April 29, 2016 (the “Original Services Agreement”), pursuant to which MSI and MSL engaged the services of Service Provider in consideration for a fee;
WHEREAS, the Parties hereto desire to add MSG as one of the service recipients to the Original Services Agreement in connection with the contribution and assignment by MSL to MSG of certain assigned assets pursuant to that certain Asset Contribution Agreement, dated November 11, 2016, by and between MSL and MSG;
WHEREAS, the Parties hereto desire to amend and restate the Original Services Agreement in its entirety as set forth herein to reflect the addition of MSG as one of the service recipients to the Original Services Agreement;
WHEREAS, MSG is a biotechnology company focused on acquiring, developing and commercializing late-stage endocrinology drug candidates, including non-strategic endocrinology assets from large pharmaceutical companies, distressed endocrinology drug candidates from small biotech companies, endocrinology drugs or novel approaches from universities, and high-risk endocrinology projects abandoned by conventional biopharmaceutical firms;
WHEREAS, MSI has agreed to provide certain preparatory services in relation to the identification of potential endocrinology drug asset candidates, managing the performance of clinical trials or other research and development activities, performing or evaluating scientific and statistical analyses, and various administrative matters pursuant to that certain Amended and Restated Services Agreement among MSL, MSI and MSG, dated as of November 3, 2016 (the “MSL-MSI-MSG Services Agreement”);
WHEREAS, Service Provider is capable of providing preparatory services in relation to the identification of potential endocrinology drug asset candidates, managing the performance of clinical trials or other research and development activities, performing or evaluating scientific and statistical analyses, and various administrative matters and is also capable of assisting MSI in providing such services in connection with the MSL-MSI-MSG Services Agreement; and

WHEREAS, Service Recipients desire to engage the services of Service Provider until such time as MSI is able to provide all of the services required by MSG in connection with the MSL-MSI-MSG Services Agreement, and the Service Provider is willing to provide such services in consideration for a fee.
NOW, THEREFORE, in consideration of the mutual covenants, rights and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

1.1
Affiliate. “Affiliate” shall mean any Person, whether de jure or de facto, other than a Party, that directly or indirectly owns, is owned by or is under common ownership with a Party to the extent of at least 50 percent of the equity having the power to vote on or direct the affairs of the entity, and any Person actually controlled by, controlling, or under common control with a Party.

1.2
Costs. “Costs” shall mean the fully-burdened cost incurred by the Service Provider and its Affiliates during any applicable month to provide the Services.  For purposes of this definition, the fully-burdened cost includes without limitation: (i) the costs of any materials used in providing the Services; (ii) the salary, benefits (if any) (including without limitation, medical plans and 401(k) or other retirement plans), and employment taxes (if any) of all the Service Provider’s employees involved in providing such services (excluding, however, any compensation that is provided to an employee or independent contractor in the form of equity instruments, options to acquire stock (stock options), rights with respect to (or determined by reference to) equity instruments or stock options, or any non-cash compensation provided by a third party to an employee or independent contractor); (iii) related overhead expenses (including, without limitation, cost of facilities and utilities costs, insurance, and the cost of all general support, operational and business services); (iv) any and all licensing fees paid or payable to Third Parties for any intellectual property incorporated into such services; and (v) any depreciation, amortization or other cost recovery for financial accounting purposes related to assets of the Service Provider to the extent such assets are used in providing the Services; provided, however, that the fully-burdened cost shall not include costs incurred by the Service Provider to engage a Third Party for the purpose of providing Services pursuant to Section 3.4 of the Agreement.

1.3
Marks. “Marks” shall mean and include trademarks, service marks, trade names, domain names, trade dress, logos, and similar designations, whether registered or unregistered, and all applications and registrations therefor.

1.4	Party. “Party” shall mean Service Provider or either Service Recipient, and “Parties” shall mean Service Provider and Service Recipients collectively.

1.5
Person. “Person” shall mean and include any individual, corporation, trust, estate, partnership, joint venture, company, association, governmental bureau or agency, or any other entity regardless of the type or nature thereof.

1.6	Third Party. “Third Party” shall mean any entity other than a Party or an Affiliate.

1.7
Works. “Works” shall mean any work product, technical knowledge, creations, know-how, formulations, recipes, specifications, rights, devices, drawings, instructions, expertise, trade practices, customer lists, computer data, source codes, analytical and quality control data, Marks, copyrights, commercial information, inventions, works of authorship, designs, methods, processes, technology, patterns, techniques, data, , patents, trade secrets, copyrights, related contracts, licenses and agreements and the like, and all other intellectual property created, authored, composed, invented, discovered, performed, perfected, provided, acquired or learned by the Service Provider, whether solely or jointly with others, whether patented, patentable or not, whether in written form or otherwise, whether disclosed to Service Provider by either Service Recipient or otherwise, in performing its obligations under this Agreement, in each case, that (i) relates to intellectual property or potential intellectual property originating from research and development of any of Service Recipient or its affiliate’s drug products or portfolio candidates, and (ii) arises out of services provided directly or indirectly (e.g., through an employee, consultant clinical research organization, other vendor or other Third Party engaged by the Service Provider) in connection with such research and development.

1.8	Year. “Year” shall mean the 12-month period ending on March 31.

2.	ENGAGEMENT.
Subject to the terms of this Agreement, each Service Recipient hereby engages the Service Provider to perform the services it requires from among those set forth on Exhibit A attached hereto (the “Services”). Any additional services requested by a Service Recipient that are not included within the Services shall, if mutually agreed upon by the Parties, each in its sole discretion, be negotiated and included in this Agreement through amendments to Exhibit A hereto. The scope of the Service Provider’s authority shall be specifically limited to those activities outlined in this Agreement.

3.	RELATIONSHIP OF THE PARTIES.

3.1
The Service Provider and the Service Recipients are each independent contractors and not joint venturers, partners, agents, or representatives of the other. The Service Provider shall perform the Services for the Service Recipients under this Agreement as an independent contractor and neither the Service Provider nor its employees, subcontractors or agents shall be deemed to be agents, servants or employees of either of the Service Recipients, nor shall the Service Provider and any of the Service Recipients be deemed or construed solely by this Agreement to be partners or joint venturers. The Service Provider shall have exclusive control over the direction and conduct of its employees in carrying out the activities required under this Agreement.

3.2
Neither the Service Provider nor its employees, subcontractors or agents shall have the authority to (i) negotiate the terms of or execute contracts and agreements of either of the Service Recipients (including letters of intent, even if non-binding), provided the Service Provider may suggest incorporating certain non-core agreement terms within the parameters and guidelines provided by the applicable Service Recipient; (ii) hire personnel for either of the Service Recipients; (iii) exercise binding authority with respect to the operations of either of the Service Recipients; (iv) make binding recommendations to either of the Service Recipients; (v) make decisions or have decision-making rights with respect to either of the Service Recipients; (vi) hold itself out as representing either of the Service Recipients or as having the authority to negotiate the terms of or conclude contracts on behalf of either of the Service Recipients or (vii) perform services for either of the Service Recipients that are not covered by this Agreement.

3.3
The Service Provider and its employees, subcontractors or agents shall have the authority to (i) provide advice, assistance, direction and recommendations to the Service Recipients with respect to the operation of MSG; (ii) make recommendations on key points of contracts, without having the power to negotiate the terms of or conclude contracts or agreements on behalf of either of the Service Recipients; (iii) participate in discussions on contracts and agreements; (iv) arrange transactions between a Service Recipient and other parties, provided that the Service Provider does not make any actual decisions or participate in substantive activities, such as negotiations with respect to the terms of such transactions, provided the Service Provider may suggest incorporating certain non-core agreement terms within the parameters and guidelines provided by the applicable Service Recipient; and (v) contact banks in connection with raising capital for the Service Recipient, without having, in any circumstance, the power to negotiate the terms of or conclude contracts or agreements on behalf of either of the Service Recipients in connection with raising capital for MSG.

3.4
Engagement of Third Parties. The Service Provider may, with the prior consent of the applicable Service Recipient, engage such persons, corporations, or other entities as it reasonably deems necessary for the purpose of performing Services under this Agreement; provided, however, that the Service Provider shall remain responsible for the performance of all such Services and shall be considered to engage with such persons, corporations, or other entities in its own name and on its own behalf.

4.	FEES AND EXPENSES.

4.1
Each Service Recipient shall pay the Service Provider a fee in accordance with Exhibit B attached hereto for the Services provided to such Service Recipient hereunder. The rates specified in Exhibit B attached hereto shall be reviewed and may be updated from time to time by the Parties. Fees for Services performed by the Service Provider will be billed by the Service Provider to the applicable Service Recipient on a monthly basis. All other costs for Third Party services shall be billed, by or on behalf of the Service Provider, to the applicable Service Recipient, in such manner and format and with such supporting information as the Parties may reasonably agree from time to time. Payment for undisputed invoices received by the applicable Service Recipient shall be due within sixty (60) days after the billing date. Any fees and expenses not paid by the due date thereof shall accrue interest at the safe harbor interest rate based on the applicable Federal rate as set forth in U.S. Treasury Regulations Section 1.482-2(a)(2)(iii)(B). All fees and expenses shall be invoiced and payable in U.S. dollars.

4.2	Yearly Reconciliation. The Parties shall perform a yearly reconciliation for the compensation amounts paid as follows:

a.	Administrative Services Yearly Reconciliation.

i.
As soon as reasonably practicable following the close of each Year during the Term of this Agreement, the Parties will calculate the total service fee with respect to the activities listed in Exhibit A, subsection 1 (“Administrative and Support Services”) owing under this Agreement by each Service Recipient for the Year (the “Exhibit B Administrative Services Fees”) by calculating the Service Provider’s Costs with respect to such services provided to the applicable Service Recipient and applying the mutually agreed mark-up percentage for such services determined in accordance with Exhibit B, and adding the amount of any third-party costs reimbursable under Exhibit B paragraph (c) that relate to such services. As soon as reasonably practicable following the close of each Year, the Parties shall also calculate the total amount of service fees actually paid by each Service Recipient for the Year under Section 4.1 with respect to the activities listed in Exhibit A, subsection 1 (“Administrative and Support Services”), adding the amount of any third-party costs reimbursable under Exhibit B paragraph (c) that relate to such services (the “Actual Administrative Services Fees”).

ii.
If, for any Year, the total Actual Administrative Services Fees paid by a Service Recipient is greater than the Exhibit B Administrative Services Fees for such Service Recipient, there shall be deemed to exist an excess of service fee in an amount equal to the difference between the total Actual Administrative Services Fees paid by such Service Recipient and the total Exhibit B Administrative Services Fees for such Service Recipient for the Year (hereinafter “Administrative Services Excess”).

iii.
If, for any Year, the total Actual Administrative Services Fees paid by a Service Recipient is less than the total Exhibit B Administrative Services Fees for such Service Recipient, there shall be deemed to exist a shortfall in an amount equal to the difference between the total Exhibit B Administrative Services Fees for such Service Recipient and the total Actual Administrative Services Fees paid by such Service Recipient (hereinafter “Administrative Services Shortfall”).

b.	Other Services Yearly Reconciliation.

i.
As soon as reasonably practicable following the close of each Year during the Term of this Agreement, the Parties will calculate the total service fee with respect to the activities listed in Exhibit A, subsection 2 (“Other Services”) owing under this Agreement by each Service Recipient for the Year (the “Exhibit B Other Services Fees”) by calculating the Service Provider’s Costs with respect to such services provided to the applicable Service Recipient and applying the mutually agreed mark-up percentage for such services determined in accordance with Exhibit B, and adding the amount of any third-party costs reimbursable under Exhibit B paragraph (c) that relate to such services. As soon as reasonably practicable following the close of each Year, the Parties shall also calculate the total amount of service fees actually paid by each Service Recipient for the Year under Section 4.1 with respect to the activities listed in Exhibit A, subsection 1 (“Other Services”), adding the amount of any third-party costs reimbursable under Exhibit B paragraph (c) that relate to such services (the “Actual Other Services Fees”).

ii.
If, for any Year, the total Actual Other Services Fees paid by a Service Recipient is greater than the Exhibit B Other Services Fees for such Service Recipient, there shall be deemed to exist an excess of service fee in an amount equal to the difference between the total Actual Other Services Fees paid by such Service Recipient and the total Exhibit B Other Services Fees for such Service Recipient for the Year (hereinafter “Other Services Excess”).

iii.
If, for any Year, the total Actual Other Services Fees paid by a Service Recipient is less than the total Exhibit B Other Services Fees for such Service Recipient, there shall be deemed to exist a shortfall in an amount equal to the difference between the total Exhibit B Other Services Fees for such Service Recipient and the total Actual Other Services Fees paid by such Service Recipient (hereinafter “Other Services Shortfall”).

c.	Settlement of Excess or Shortfall Amounts.

i.
If, for any Year, (1) the sum of the Administrative Services Shortfall for a Service Recipient and the Other Services Shortfall for such Service Recipient exceeds (2) the sum of the Administrative Services Excess for such Service Recipient and the Other Services Excess for such Service Recipient (such excess amount, the “Net Shortfall”), such Service Recipient shall pay such Net Shortfall to Service Provider within thirty (30) days after the Exhibit B Administrative Services Fees, Exhibit B Other Services Fees, Actual Administrative Services Fees, and Actual Other Services Fees have been calculated for such Year.

ii.
If, for any Year, (1) the sum of the Administrative Services Excess for a Service Recipient and the Other Services Excess for such Service Recipient exceeds (2) the sum of the Administrative Services Shortfall for such Service Recipient and the Other Services Shortfall for such Service Recipient (such excess amount, the “Net Excess”), the Service Provider may (x) treat such Net Excess, in whole or in part, as a contribution to the capital of the Service Provider; or (y) treat such Net Excess, in whole or in part, as an overpayment to the Service Provider that must be repaid to such Service Recipient within 30 days after the end of the Year.

4.3
Withholding. The Service Recipients shall be entitled to deduct from any payments to Service Provider the amount of any withholding taxes with respect to such amounts payable, or any taxes in each case required to be withheld by the applicable Service Recipient to the extent that such Service Recipient pays to the appropriate governmental authority on behalf of Service Provider such taxes, levies, or charges. Such Service Recipient shall, upon the request of Service Provider, deliver to Service Provider proof of payment of all such taxes, levies, and other charges and the appropriate documentation that is necessary to obtain a tax credit, to the extent such tax credit can be obtained.

5.	ACCESS TO BOOKS AND RECORDS.
Service Provider shall maintain books and records pertaining to the Services provided in any Year pursuant to this Agreement for ten (10) Years following the performance of such Services and shall make them available for inspection and audit, at the applicable Service Recipient’s expense, by a mutually acceptable independent certified public accounting firm during normal business hours upon reasonable prior written notice to Service Provider.

6.	CONFIDENTIAL INFORMATION

6.1
Obligations. The Parties acknowledge that, from time to time, one Party (the “Disclosing Party”) may disclose to another Party (the “Receiving Party”) information that is marked as “proprietary,” or “confidential,” or which would, under the circumstances, be understood by a reasonable person to be proprietary and nonpublic (“Confidential Information”). The Receiving Party shall retain such Confidential Information in confidence. Each Party shall use at least the same procedures and degree of care that it uses to protect its own Confidential Information of like importance, including those procedures used when disclosing Confidential Information to Third Parties, and in no event less than reasonable care.

6.2	Exceptions. Nothing in this Agreement shall prevent the disclosure by the Receiving Party or its employees of Confidential Information that:

a.	Prior to the transmittal thereof to Receiving Party was of general public knowledge;

b.
Becomes, subsequent to the time of transmittal to Receiving Party, a matter of general public knowledge otherwise than as a consequence of a breach by Receiving Party of any obligation under this Agreement;

c.	Is made public by Disclosing Party;

d.
Was in the possession of Receiving Party in documentary form prior to the time of disclosure thereof to Receiving Party by Disclosing Party, and is held by Receiving Party free of any obligation of confidence to Disclosing Party or any Third Party; or

e.
Is received in good faith from a Third Party having the right to disclose it, who, to the best of Receiving Party’s knowledge, did not obtain the same from Disclosing Party and who imposed no obligation of secrecy on Receiving Party with respect to such information.

6.3
No Unauthorized Use. The Receiving Party shall refrain from using or exploiting any and all Confidential Information for any purposes or activities other than those contemplated in this Agreement or any other written agreement entered into by and between the Parties.

6.4	Survival. The Parties’ obligations under this Article 6 shall survive the termination of this Agreement for any reason whatsoever.

7.	OWNERSHIP OF INTANGIBLE PROPERTY
Service Provider agrees that all right, title and interest in and to any and all Works will be owned exclusively by MSG. All Works, as applicable, shall be considered “works made for hire” to the extent permitted under applicable copyright law and will be considered the sole property of MSG. To the extent such Works are not considered “works made for hire,” all right, title, and interest to such Works, including, but not limited to, all copyrights, patents, trademarks, rights of publicity, and trade secrets, is hereby assigned by Service Provider to MSG and the Service Provider agrees, at MSG’s expense, to execute any documents requested by MSG or any successor in interest to MSG, at any time in relation to such assignment. Service Provider further acknowledges and agrees that any and all derivative works, developments, or improvements based on the Works, shall also be deemed Works and all right, title and interest therein shall be exclusively owned by MSG. Service Provider shall cooperate with MSG and any of its Affiliates, at no additional cost to such parties (whether during or after the term of this Agreement), in the confirmation, registration, protection and enforcement of the rights and property of MSG and its successors in interest in such Works. The Service Provider shall be entitled to use the Works only for purposes of performing the Services. The Service Provider shall not at any time do or cause to be done, or fail to do or cause to be done, any act or thing, directly or indirectly, contesting or in any way impairing either MSG’s right, title, or interest in the Intangible Property. Every use of any Works (and any derivative works, developments, or improvements based on the Works) by Service Provider shall inure to the benefit of MSG.

8.	USE OF TRADEMARKS
Each Service Recipient shall grant the Service Provider a right to use its Marks only in connection with the Services, provided that if a Service Recipient provides the Service Provider with reasonable written trademark guidelines governing the use of such Service Recipient’s Marks (which guidelines may be updated by such Service Recipient from time to time with prior written notice to the Service Provider), the Service Provider’s use of such Marks shall be subject to such written guidelines so provided. Notwithstanding the foregoing, the Service Provider will comply with all of such Service Recipient’s reasonable instructions and quality control requirements regarding such Service Provider’s use of its Marks. The Service Provider acknowledges that any of a Service Recipient’s Marks are owned and licensed solely and exclusively by such Service Recipient, and agrees to use such Marks only in the form and with appropriate legends as described by such Service Recipient. All use of a Service Recipient’s Marks and associated goodwill will inure to the benefit of such Service Recipient. All rights not expressly granted are reserved to the applicable Service Recipient. The Service Provider shall not remove, cover, or modify any proprietary rights notice or legend placed by the other party on materials used in connection with this Agreement.

9.	INDEMNIFICATION; LIMITATION OF LIABILITY

9.1
The Service Provider, to the maximum extent permitted by law, shall defend, protect, indemnify and hold the Service Recipients and their officers, employees and directors, as the case may be (“Indemnified Parties”), harmless from and against any and all losses, demands, damages (including, without limitation, special, consequential and punitive damages awarded to Third Parties), claims, liabilities, interest, awards, actions or causes of action, suits, judgments, settlements and compromises relating thereto, and all reasonable attorney’s fees and other fees and expenses in connection therewith (“Losses”) which may be incurred by an Indemnified Party, arising out of, due to, or in connection with, directly or indirectly, the provision of the Services or failure to provide the Services under this Agreement, except to the extent that such Losses are the result of the gross negligence or willful misconduct of an Indemnified Party.

9.2
The Service Provider’s liability for aggregate Losses under this Agreement for any cause whatsoever, and regardless of the form of action, whether in contract or in tort, shall be limited to the payments made by the Service Recipients under this Agreement for the specific Service that allegedly caused or was related to the Losses during the period in which the alleged Losses were incurred. In no event shall the Service Provider be liable for any Losses caused by a Service Recipient’s failure to perform such Service Recipient’s obligations under this Agreement.

9.3
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR AT LAW OR IN EQUITY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES TO THE OTHER PARTY OR ANY OTHER PERSON (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, ACTIONS OF THIRD PARTIES OR ANY OTHER LOSS) ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT OR THE PROVISION OR THE FAILURE TO PROVIDE THE SERVICES.

10.	TERM AND TERMINATION

10.1
Term. This Agreement shall commence on the Effective Date and continue until terminated by a Party in accordance with this Section 10.1. A Party may terminate this Agreement at its discretion by giving written notice to the other Parties at least sixty (60) days before the proposed termination date. Section 12.14 and Article 6 shall survive the termination of this Agreement. The Service Recipients hereby specifically agree and acknowledge that all obligations of the Service Provider to provide any and all Services shall immediately cease upon termination of this Agreement. The Service Provider hereby specifically agrees and acknowledges that all of its rights to use Marks pursuant to Article 8 of this Agreement shall immediately cease upon termination of this Agreement. To the extent permitted by applicable law, no Party shall be liable to another Party for, and each Party hereby expressly waives any right to, any termination compensation of any kind or character whatsoever, to which such Party may be entitled solely by virtue of termination of this Agreement.

10.2
Rights and Duties on Termination. Upon termination of this Agreement for any reason, each Party shall cease all use of the other Party’s Confidential Information, and the Service Recipients shall pay Service Provider all accrued and unpaid fees for Services performed through the date of termination.

11.	COMPLIANCE WITH LAWS

11.1
General Compliance. The Parties shall at all times strictly comply with all applicable laws, rules, regulations, and governmental orders, now or hereafter in effect, relating to their performance of this Agreement. Each Party further agrees to make, obtain, and maintain in force at all times during the term of this Agreement, all filings, registrations, reports, licenses, permits, and authorizations (collectively, “Authorizations”) required under applicable law, regulation, or order for such Party to perform its obligations under this Agreement. The Service Recipients shall provide Service Provider with such assistance as Service Provider may reasonably request in making or obtaining any such Authorizations.

12.	GENERAL PROVISIONS

12.1
Notices. Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement shall be in writing, signed by the Party giving such notice, election, offer, acceptance, or demand and shall be delivered personally, by messenger, courier service, telecopy, first class mail or similar transmission, to the Party, at its address on file with the Party giving such notice, election, offer, acceptance or demand or at such other address as may be supplied in writing. The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice, election, offer, acceptance, or demand.

12.2
Force Majeure. If the performance of any part of this Agreement by a Party, or of any obligation under this Agreement, is prevented, restricted, interfered with, or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, on giving written notice to the other Parties, be excused from such performance to the extent of such prevention, restriction, interference, or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

12.3
Successors and Assigns. This Agreement may not be assigned or otherwise conveyed by any Party without the prior written consent of the other Parties; provided however that such prior written consent will not be required for an assignment to an Affiliate of a Party. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors, successors in title and assigns to the extent that such assignment is permitted under this paragraph.

12.4
Entire Agreement, Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, and communications between the Parties, whether oral or written, relating to the same subject matter. No change, modification, or amendment of this Agreement shall be valid or binding on the Parties unless such change or modification shall be in writing signed by the Party or Parties against whom the same is sought to be enforced.

12.5	Remedies Cumulative. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which the Party may be lawfully entitled.

12.6	Other Persons. Nothing in this Agreement shall be construed to prevent or prohibit the Service Provider from providing services to any other Person or from engaging in any other business activity.

12.7	Not for the Benefit of Third Parties. This Agreement is for the exclusive benefit of the Parties to this Agreement and not for the benefit of any Third Party.

12.8	Further Assurances. Each Party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement.

12.9
No Waiver. The failure of any Party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such Party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

12.10	Integration. This Agreement constitutes the full and complete agreement of the Parties.

12.11
Captions. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

12.12
Number and Gender. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders.

12.13
Counterparts. This Agreement may be executed in multiple copies, each one of which shall be an original and all of which shall constitute one and the same document, binding on the Parties, and each Party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

12.14
Governing Law and Jurisdiction. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICT OF LAWS RULES. THE COURTS LOCATED WITHIN THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

12.15
Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday, or any public or legal holiday, whether local or national, the Party having such privilege or duty shall have until 5:00 p.m. (EST or, if in effect in New York, EDT) on the next succeeding business day to exercise such privilege, or to discharge such duty.

12.16
Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

12.17	Costs and Expenses. Unless otherwise provided in this Agreement, each Party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

12.18
Provisions of Law. A reference in this Agreement to a provision of law, regulation, rule, official directive, request, or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory, or other authority or organization is a reference to that provision as amended or re-enacted currently or in the future.

12.19	Meaning in Notices. Unless a contrary indication appears, a term used in any notice given under or in connection with this Agreement has the same meaning in that notice as in this Agreement.
(The remainder of this page has been intentionally left blank)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of the date first above written.

MYOVANT SCIENCES LTD.	ROIVANT SCIENCES, INC.
/s/ Marianne L. Romeo	/s/ Matthew Gline
By: Marianne L. Romeo	By: Matthew Gline
Title: Head, Global Transaction & Risk Management	Title: SVP, Finance and Business Operations
Date: 13 February 2017	Date: February 13, 2017

MYOVANT SCIENCES, INC.	MYOVANT SCIENCES GMBH

/s/ Lynn Seely	/s/ Ruben Masar
By: Lynn Seely	By: Ruben Masar
Title: President and Chief Executive Officer	Title: Secretary
Date: February 13, 2017	Date: 13 February 2017

EXHIBIT A
SERVICES PROVIDED

1.	Administrative and Support Services. Various administrative and supportive services, which may include, but are not limited to:
(a) Payroll
(b) Accounts Receivable
(c) Accounts Payable
(d) General Administrative
(e) Corporate and Public Relations (including advertising, investor relations and/or financial marketing)
(f) Meeting Coordination and Travel Planning
(g) Accounting and Auditing
(h) Tax
(i) Budgeting
(j) Treasury Activities
(k) Staffing and Recruiting
(l) Training and Employee Development
(m) Benefits
(n) Information and Technology Services
(o) Legal Services
(p) Insurance Claims Management
(q) Purchasing

And other similar services.

2.	Other Services
Administrative, research and development services whether provided directly or by engaging employees, agents, consultants, contract research organizations, vendors or any other Third Party, including, but not limited to:

(a)	Preparatory assistance in respect of the identification/location of potential drug asset candidates

(b)
Perform/oversee due diligence to evaluate a drug candidate (including, but not limited to, studying the compound, market demand, potential opportunities and competitive landscape with respect to such drug candidate and probability of commercial success of such drug candidate)

(c)
Engage, manage and oversee external consultants, whether individuals or consulting companies, in connection with in-depth analyses of potential drug investment opportunities and other activities relating to drugs and drug candidates

(d)	Form recommendations regarding potential drug investment opportunities and deliver recommendations to the board of directors of either of the Service Recipients

(e)
Provide the board of directors of either of the Service Recipients with advice in connection with the acquisition of drug assets and, if necessary, assist in communications between the board of directors of the applicable Service Recipient and the sellers of the relevant drug asset in order for MSG to negotiate and conclude agreements to acquire drug assets and related intellectual property

(f)	Participate in meetings with regulatory authorities related to drug assets of MSG (within the parameters and guidelines provided by MSG)

(g)
Develop a plan for clinical testing with respect to a drug asset, identify appropriate contract research organizations to be used in connection with such clinical testing and contract with such contract research organizations (within the parameters and guidelines provided by MSG)

(h)	Select manufacturers to manufacture small batch sample of drug product for purposes of clinical trials and contract with such manufacturers (within the parameters and guidelines provided by MSG)

(i)	Manage and oversee clinical trials and drug manufacturing to the extent such clinical trials and drug manufacturing costs do not exceed established cost parameters set by MSG

(j)	Gather and analyze data obtained in connection with clinical trials and present such information to the board of directors of MSG

(k)	Conduct final filings to obtain regulatory approvals with respect to a drug asset
The Service Provider shall provide such other services as are agreed with the Service Recipients from time to time.

EXHIBIT B
CALCULATION OF COMPENSATION FOR SERVICES PROVIDED
The fees set forth in this Exhibit B represent the entire amount to be paid by the Service Recipients in connection with the Service Provider’s provision of the Services, and any and all other costs and expenses associated with the Services or the Agreement. In addition, the fees set forth in this Exhibit B include any and all applicable federal, state or local sales or use tax payable in connection with the Services or the Agreement.
Except as otherwise agreed to by the Parties from time to time, the Service Recipients shall compensate Service Provider for its Services rendered and Costs incurred under this Agreement in accordance with the following:

(a)
The applicable Service Recipient shall reimburse Service Provider for its Costs, excluding third-party costs as provided in (c), incurred in providing the Administrative and Support Services described in Exhibit A to such Service Recipient or in making, obtaining, and maintaining in force the Authorizations as described in Section 11.1 for such Service Recipient and shall further pay Service Provider a mark-up on such costs. The mark-up shall be based on the mark-up percentage that the Parties mutually agree is consistent with the financial returns of independent companies performing similar services. The Parties shall review and (if necessary) update the mark-up percentage on an annual basis.

(b)
The applicable Service Recipient shall reimburse Service Provider for its Costs, excluding third-party costs as provided in (c), incurred in providing the Other Services described in Exhibit A to such Service Recipient, and shall further pay Service Provider a mark-up on such costs. The mark-up shall be based on the mark-up percentage that the Parties mutually agree is consistent with the financial returns of independent companies performing similar services. The Parties shall review and (if necessary) update the mark-up percentage on an annual basis.

(c)
If the Service Provider engages a third party pursuant to Section 3.4 hereof, the applicable Service Recipient shall reimburse the Service Provider for all reasonable and actual out-of-pocket costs incurred by the Service Provider in connection with such engagement to the extent such Service Recipient is the beneficiary of the services performed by such third party.